Exhibit 3.6

                             STOCK OPTION AGREEMENT

     This STOCK OPTION AGREEMENT ("Agreement") is dated as of December 31, 2008 (the "Effective Date"), by and between Sustainable Power Corp., a Nevada corporation (the "Company"), and ________________, an individual ("Holder").

                                    RECITALS
                                    --------

     WHEREAS, pursuant to the Company's 2008 Employees and Consultants Stock Option Plan the Company proposes to issue to Holder an option to acquire up to __________ shares (the "Shares") of the authorized and issued common stock of the Company (the "Common Stock") in accordance with the terms of this Agreement; and

     WHEREAS, in consideration of the promises and the mutual agreements herein set forth, the parties hereto agree as follows:

                                   AGREEMENT
                                   ---------

     SECTION  1.  Issuance  of  Option.  Upon  execution  of this Agreement, the
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Company  hereby  issues  Holder  an  option  to acquire __________ shares of the
Company's Common Stock at $______ per share (the Exercise Price"), subject to the terms of this Agreement (the "Option"), as well as the terms of the Company's 2008 Employees and Consultants Stock Option Plan (the "Plan"). The terms and conditions of the Plan are hereby incorporated by referenced

     SECTION  2.   Vesting  of the Option.  Holder's right to acquire the Shares
                   -----------------------
shall  vest  immediately.

     Upon such exercise of the Option and payment of the Exercise Price the Company shall cause to be issued and delivered promptly to Holder a certificate for the Shares issuable upon the exercise of the Option.

     SECTION  3.   Expiration of Option.   Holder's option rights to acquire the
                   ---------------------
Shares shall expire on the earlier of (i) five (5) years following the Effective Date of this Agreement, (ii) immediately upon termination of the Holder's employment or engagement with the Company if the termination is for "cause",
(iii) one year from the date of the death of the Holder, or (iv) 90 days following termination of the Holder's employment or engagement with the Company so long as such termination is not for "cause".

     SECTION  4.   Mutilated  or  Missing  Option  Certificates.   In  case  the
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original  of  this  Agreement shall be mutilated, lost, stolen or destroyed, the
Company shall issue and deliver, in exchange and substitution for and upon cancellation of this Agreement, a new Option of like tenor and representing an equivalent right or interest.

     SECTION 5.   Reservation of Shares.   The Company will at all times reserve
                  ----------------------
and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury for the purpose of enabling it to satisfy its obligation to issue Shares upon exercise of the Option, the full number of Shares deliverable upon the exercise of the entire Option.

     SECTION  6.   Non-Assignable  Option  Rights.   Holder's  Option  right  to
                   -------------------------------
acquire all or the balance of Shares that Holder has the right to acquire under this Agreement is non-assignable by Holder.

     SECTION 7.   Certificates to Bear Language.   Unless appropriate registered
                  ------------------------------
with the US Securities and Exchange Commission, the Shares and the certificate or certificates evidencing any such Shares shall bear the following legend:

"THE SHARES (OR OTHER SECURITIES) REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT IS AVAILABLE."

Share Certificates can be issued, without such restrictive language or legend, if the Option or the Shares are sold pursuant to an effective registration statement under the Securities Act of 1933 or if the Company has received an opinion from counsel, reasonably satisfactory to counsel for the Company, that such restrictive language or legend is no longer required under the Act.

     SECTION 8.   Consolidation, Merger or Sale of the Company.   If the Company
                  ---------------------------------------------
is a party to a consolidation, merger or transfer of assets which reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be) shall by operation of law assume the Company's obligations under this Agreement. Upon consummation of such transaction the Option shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of the Option would have owned immediately after the consolidation, merger or transfer if the holder had exercised the Option immediately before the effective date of such transaction.

     SECTION  9.   Notices  to  Company  and  Holder.   Any  notice  or  demand
                   ----------------------------------
authorized by this Agreement to be given or made by Holder or by Company shall be sufficiently given or made if sent by registered mail, postage prepaid, return receipt requested to the principal office of the party to receive the notice if to the Holder at the last address provided to the Company by the Holder and if to the Company as below:

     Sustainable  Power  Corp.
     7100  Hwy  146  S
     Baytown,  TX  75020

     SECTION  10.   Supplements  and  Amendments.   This  Agreement  may only be
                    -----------------------------
amended  with  the  express  written  consent  of  Holder  and  the  Company.

     SECTION  11.   Successors.   All  the  covenants  and  provisions  of  this
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Agreement  by  and for the benefit of the Company of Holder shall bind and inure to  the  benefit  of  their  respective  successor  and  assigns  hereunder.

     SECTION 12.   Counterparts.   This Agreement may be executed in one or more
                   -------------
counter parts, such that when integrated together they will form a binding Agreement.




     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.


SUSTAINABLE  POWER  CORP.



_______________________________________
By:     M.  Richard  Cutler
Its:    President  and  Chief  Executive  Officer


HOLDER



_______________________________________